Exhibit 99.1

Douglas Dynamics, Inc.

11270 W Park Place

Suite 300

Milwaukee, WI 53224

Douglas Dynamics Announces Appointment of

Joher Akolawala to Board of Directors

Current Director James D. Staley to Retire in 2023

Milwaukee, WI – September 26, 2022 – Douglas Dynamics, Inc. (NYSE: PLOW), North America's premier manufacturer and upfitter of work truck attachments and equipment, today announced that the Board of Directors has elected Joher Akolawala to serve as a director of the Company. The Company also announced that James D. (Jim) Staley has decided to retire from the Board at the end of his current term expiring at the 2023 annual meeting of stockholders. Mr. Staley has been serving as a director since 2010.

“We are pleased to welcome Joher as a new independent director,” said Jim Janik, Chairman of the Board of Directors. “He has a track record of proven leadership at multinational enterprises with more than 30 years of global financial and technological experience across a diverse set of industries. His background in C-suite roles with a focus on finance, information technology, cyber-security and value realization will prove invaluable to our entire organization in the years ahead.”

Janik noted, “On behalf of the Board and management team, I want to express our sincere appreciation to Jim Staley for his dedicated service to our Company since before our IPO in 2010. We remain extremely grateful for his advice and leadership over the past 13 years and look forward to continuing to benefit from his knowledge until he retires from our Board next spring.”

Joher Akolawala Bio and Additional Information

Mr. Akolawala is currently Executive Vice President and Chief Financial Officer at Pella Corporation, a leading designer and manufacturer of windows and doors for both residential and commercial applications, where he enjoys a broad scope of roles including finance, technology, M&A, and strategy.

Prior to joining Pella, Mr. Akolawala was the Senior Vice President and Chief Financial Officer – International at Walgreens Boots Alliance, a global retail pharmacy group from 2019 to 2020, based in London, U.K.

In 2014, Mr. Akolawala joined Mondelez International, a global snack focused company, undertaking a variety of IT, cyber-security, and finance roles during his six-year tenure including Senior Vice President Global Chief Information Officer, and Senior Vice President Global Finance.

From 1991 to 2014, Mr. Akolawala expanded his career at Kraft Foods Group, now part of global food and beverage company The Kraft Heinz Group, where he held a variety of finance and leadership positions in the U.S., Europe, and Latin America focusing on disciplines such as financial planning and analysis, manufacturing, procurement, and global supply chain.

Mr. Akolawala received his Bachelor of Business Administration in Accounting from College of Engineering Pune, India and a Master of Business Administration from the Darla Moore School of Business at the University of South Carolina.

Mr. Akolawala will serve on each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board and will be in the class of directors that will be up for reelection at the 2023 annual meeting of stockholders.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

CONTACT

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com